Exhibit 99.4
ABOUT F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $6.1 billion at September 30, 2007. F.N.B. is a leading provider of commercial and retail banking, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC and Regency Finance Company. It also operates consumer finance offices in Tennessee and loan production offices in Tennessee and Florida.
ABOUT First National Bank of Pennsylvania
First National Bank of Pennsylvania, the largest subsidiary of F.N.B. Corporation (NYSE: FNB), currently operates over 150 full-service banking offices in Pennsylvania and Ohio, and loan production offices in Florida and Tennessee. Founded in 1864, we believe First National Bank of Pennsylvania is one of the most service-diverse financial services companies in the state of Pennsylvania offering the latest products and services to meet the needs of all our retail and business customers.
For over 143 years First National Bank has grown because of its commitment to truly understanding the specific lifestyles and needs of the people in its market – in small towns and large cities. Many of our relationships go back five generations. We believe that only occurs when you treat people right and you care about them.
WHY THE MERGER IS STRATEGICALLY ALIGNED
The similar community bank, customer-focused cultures of Omega Bank and First National Bank are what initially drew us together. As one combined company, we believe First National Bank will be in a position to continue to serve Omega Bank customers with the same dedicated loyalty and friendly service found today but with additional customer services and products, such as:
•	Added convenience of a much larger network of branch and ATM locations·

•	Higher lending limits (to support the growth needs of our business customers)

•	Expanded offering of products and financial services

•	Strong commitment to the community

•	Local decision-making

•	Employees committed to making the communities we serve better
The merger with Omega Bank will create a larger and stronger Pennsylvania-based bank which we believe will be better positioned for sustained economic growth for the bank, for employees, for local businesses and for the community at large in the years to come (wages, tax base, lending power, local business expansion, etc.).

Questions & Answers

Q1:	Why did First National Bank seek to merge with Omega Bank?

A:	The merger is consistent with First National Bank’s strategic long-term plan of partnering with quality organizations possessing a similar culture. Omega Bank branches are located in Central and Northeast Pennsylvania, a natural expansion area of First National Bank because of the contiguous branch locations in the Harrisburg and Johnstown/Altoona markets. In addition, Omega Bank and First National Bank share almost identical customer service commitments and operating cultures.

Q2:	Can you expand on the rationale for the merger?

A:	We selected Omega Bank as a partner because its outstanding service record and commitment to customers reflects our own core values. Each of our customers can expect enhanced customer service through an expanded network of branches, no-fee ATM locations, and a greater line of product offerings. Expanded access to our banking services means a better banking experience for everyone.

Hundreds of thousands of First National Bank customers in Pennsylvania and Ohio know our brand and the quality for which we stand and strive. Customers already know of our commitment to Pennsylvania and Ohio. From busy urban hubs to rural communities, we understand this market and have chosen to enter it because we believe we can strengthen service to all customers.

Omega Bank shares our commitment to community values, and putting the customer first.

Q3:	What does this merger mean to the customers of Omega Bank?

A:	No service interruptions are expected: In fact, this partnership will offer customers greater product and service opportunities.

Building on Omega Bank’s deep community ties, we’ll further increase customer access to superior banking services through greater access to no-fee ATMs, and increased access to a multitude of branches offering direct customer service. Customers demand direct access to their banking institutions, and that’s what we’re giving them.

We have a long history here in Pennsylvania. We’ve been a reliable and respected community institution since 1864.

Q4:	When will the acquisition be complete?

A:	The transaction is expected to close early in the second quarter of 2008. The systems conversions will occur at a later date.

Q5:	You spoke of culture, can you explain that?

A:	The right cultural fit is essential for this merger to work. Both banks grew up in Pennsylvania, have a history of serving the unique needs and lifestyles of the people of Pennsylvania. We know what it’s like to live and try to grow a business in small towns and what the community expects from us. Conversely, we’ve come to know what the people and businesses in the larger cities of Pennsylvania want from a bank and we’ve been delivering exactly what they need.

In the end, I guess you can say that both banks have a focus on the needs of people who live and work in Pennsylvania and we’ve become experts at it – our customers reap the benefits.

First National Bank already has deep roots in the Pennsylvania area. Hundreds of thousands of customers recognize our brand for quality; and we are partnering with Omega Bank to further our mission of outstanding customer service.

Q6:	Is this a merger or an acquisition? Would you please clarify?

A:	We view this transaction as a strategic merger. We believe that our similar cultures, employee focus, customer-orientation, and products and services will merge to create a better bank and banking experience for the customers of Omega Bank.

Q7:	What will be the new management structure? What happens to the Omega Bank CEO, President, etc.? And how does this merger affect the make-up of the Board of Directors of F.N.B. Corporation?

A:	Upon consummation of the merger, Ms. Donita Koval will join F.N.B. Corporation and become Regional President and CEO of First National Bank of Pennsylvania’s 6th region. Omega board members will have representation on both the First National Bank of Pennsylvania board and the board of F.N.B. Corporation.

Q8:	Most mergers result in job losses. What can we expect?

A:	The nature of a merger is to create better operating efficiencies and a stronger, healthier company. Cost savings will result from eliminated redundancies with third party vendor services such as data processing, service contracts, compliance examinations, association fees, marketing, and other outside services. Typically, the front line personnel are un-phased by the merger. They, in most cases, are the face of the bank. There will, however, be some job losses where there is duplication of responsibilities. In those cases, First National Bank and Omega Bank will provide career planning support and make every effort to integrate those individuals back into the bank over time as positions become available.

Q9:	How much overlap is there between the two banks?

First National Bank and Omega Bank have virtually no overlap in terms of market presence. Our partnership will expand the offerings Omega Bank customers have come to expect and deserve.

We chose Omega Bank because of their deep community roots – a quality we respect and possess ourselves. It is reasonable to expect that as the bank continues to grow new jobs will be created.

We attempt to promote from within. It’s how we’ve operated in the past and we see no reason to change what has been a successful strategy for First National Bank and our employees.

Stakeholders and customers alike can expect solid growth and continued superior consumer experiences with our established brand, and a personal way of doing banking. One-on-one. That’s how we do business, one customer at a time. We deliver the latest technology, but realize it’s the one-on-one interactions that make a community bank great.

Integration of teams is crucial to our growth strategy. Omega Bank has done a wonderful job serving their customers, and we intend to only build one the high quality customer relationship standards they’ve set.

Q10.	What does this mean for Omega Bank employees?

A:	Omega Bank employees will be happy to know that the combined entity will now represent a stronger, larger organization that values our employees.

Our employees have been, and remain, our most important business assets. Employees are our key to smart growth. We understand just how important a quality workforce is to the success of our company. That’s why we strive to develop an honest and mutually beneficial relationship with every employee.

As testimony to First National Bank’s commitment to its employees and to a culture that encourages and rewards hard work and loyalty, our own Chief Executive Officer, Steven Gurgovits, began his career years ago as a teller at First National Bank’s office in Greenville, PA.

Our focus on the quality of our employee experience, as well as their welfare and personal growth, are what make our style of community banking great. At First National Bank, we never consider an employee just a number. Just the opposite. We will attempt to continue operating with as many Omega Bank employees as possible who have worked so hard to make their bank one of the best in the region.

We’re proud to continue — and grow — this hard earned position throughout Central and Northeast Pennsylvania.

Q11:	Are there plans to close any branches?

A:	As a community bank, we partnered with Omega Bank to ensure that our businesses operate as close to usual as possible. There is minimal overlap in service areas between the two banks. We did not enter into the merger discussions with Omega Bank with expectations of closing branches. You can expect that we will do our very best to maintain as many of the helpful people throughout the organization to continue helping customers with their daily banking needs – while providing top-level customer support and expanded products to our customers.

Q12:	Where can I get more answers about this merger?

A:	We are ensuring that our senior-level people are available to you personally for answering any questions you may have. We’re a community bank here to serve you, and again we thank you for the chance to become part of, and help grow, this region we’re proud to call home.
ADDITIONAL INFORMATION ABOUT THE MERGER
F.N.B. Corporation and Omega Financial Corporation will file a joint proxy statement/prospectus and other relevant documents with the SEC in connection with the merger. The joint proxy statement/prospectus will be mailed to the shareholders of F.N.B. and Omega. SHAREHOLDERS OF F.N.B. AND OMEGA ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.
The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by F.N.B. with the SEC, may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by F.N.B. Corporation by contacting James Orie, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317 and by Omega by contacting Daniel Warfel, CFO, Omega Financial Corporation, 366 Walker Drive, P.O. Box 298, State College, PA 16804-0298, telephone: (814) 231-5778.
F.N.B. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants’ ownership of F.N.B. common stock is set forth in the F.N.B.’s proxy statements and Annual Reports on

Form 10-K, previously filed with the SEC. Additional information about the interests of those participants may be obtained from reading the joint proxy statement/prospectus relating to the merger when it becomes available.
Omega and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants’ ownership of Omega common stock is set forth in the Omega’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Additional information about the interests of those participants may be obtained from reading the joint proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.
Forward-looking Statements
Certain statements in this document, including, without limitation, statements as to the impact of the merger, statements as to F.N.B.’s, Omega’s, or their respective management’s beliefs, expectations or opinions, and all other statements in this document, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, a significant increase in competitive pressures among financial institutions; changes in the interest rate environment that may reduce interest margins; changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; less favorable than expected general or local economic or political conditions; legislative or regulatory changes that may adversely affect the businesses in which F.N.B. or Omega is engaged; technological issues which may adversely affect F.N.B.’s or Omega’s financial operations or customers; changes in the securities markets and other risks detailed from time to time in F.N.B.’s and Omega’s filings with the SEC can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. F.N.B. and Omega may not be able to complete the proposed merger on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of their respective shareholders, regulatory approvals or to satisfy other customary closing conditions. F.N.B. and Omega disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.